UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2013
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-33706 (Commission File Number)	98-0399476 (IRS Employer Identification No.)

1111 West Hastings Street, Suite 320 Vancouver, British Columbia (Address of principal executive offices)	V6E 2J3 (Zip Code)

(604) 682-9775
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry Into a Material Definitive Agreement.

On October 17, 2013, Uranium Energy Corp., a Nevada corporation (the "Company") and certain institutional investors entered into a securities purchase agreement (the "Securities Purchase Agreement"), pursuant to which the Company agreed to sell an aggregate of 3,380,954 shares of its common stock (the "Shares") and warrants to purchase a total of 1,859,524 shares of its common stock (the "Warrants") to such investors for gross proceeds of approximately $7.1 million. The Shares and Warrants are being sold in units (the "Units"), with each Unit consisting of one Share 0.55 of one Warrant. Each whole Warrant entitles the holder to purchase one share of common stock (each, a "Warrant Share") at an exercise price of $2.60 per Warrant Share, and is exercisable at any time within three years from the date of issuance. The purchase price per Unit is $2.10.

On October 17, 2013, the Company entered into an engagement letter (the "Engagement Letter") with H.C. Wainwright & Co., LLC (the "Placement Agent"), pursuant to which the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Units in a registered direct public offering. The Company has agreed to pay placement agent fees of 5% of the gross proceeds received in the offering to the Placement Agent and financial advisory fees of 1% of the gross proceeds received in the offering to Dundee Securities as the Company's financial advisor in connection with the offering. In addition, the Company has agreed to reimburse the Placement Agent with a non-accountable expense allowance of $50,000.

The net proceeds to the Company from the registered direct public offering, after deducting the Placement Agent's fees and expenses, the Company's estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Warrants issued in the offering, are expected to be approximately $6.54 million. The offering is expected to close on or about October 23, 2013, subject to the satisfaction of customary closing conditions.

The Shares, Warrants and Warrant Shares will be issued pursuant to a prospectus supplement dated as of October 17, 2013, which was filed with the Securities and Exchange Commission (the "SEC") in connection with a takedown from the Company's shelf registration statement on Form S-3 (File No. 333-176406), which became effective on September 2, 2011, and the base prospectus dated as of September 2 2011 contained in such registration statement.

The legal opinion of McMillan LLP relating to the legality of the issuance and sale of the Shares, Warrants and Warrant Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Engagement Letter, the Warrants, and the Securities Purchase Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of Warrant and the form of Securities Purchase Agreement, which are attached hereto as Exhibits 1.1, 4.1 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the Securities Purchase Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company's filings with the SEC.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

1.1	Engagement Letter, dated as of October 17, 2013, by and between Uranium Energy Corp. and H.C. Wainwright & Co., LLC.
4.1	Form of Warrant.
5.1	Opinion of McMillan LLP.
10.1	Form of Securities Purchase Agreement, dated as of October 17, 2013, by and between Uranium Energy Corp. and the investors in the offering.
23.1	Consent of McMillan LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
URANIUM ENERGY CORP.
DATE: October 23, 2013	By: /s/ Mark Katsumata Mark Katsumata Chief Financial Officer

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